170810000466

CERTIFICATE OF AMENDMENT OF THE

CERTIFICATE OF INCORPORATION

OF

LEMONT INC

(Pursuant to Section 805 of the Business Corporation Law)

Lemont Inc, a New York corporation (the “Corporation”), hereby certifies as follows:

1.	The current name of the Corporation is “Lemont Inc”

2.	The certificate of incorporation of Lemont Inc was filed by the Department of State of the State of New York on August 15, 2014.

3.	The amendment effected by this certificate of amendment is as follows: Paragraph FIRST of the Certificate of Incorporation relating to the name of the corporation is amended to read it its entirety as follows:

FIRST: The name of the corporation is Smoke Cartel, Inc.

4.	This Amendment was duly adopted in accordance with Section 615 of the Business Corporation Law of the State of New York by the unanimous written consent of the Board of Directors of the Corporation and by written consent of the holders of a majority of all outstanding shares of Common Stock entitled to vote thereon.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be signed as of the 9th day of August, 2017, by its Secretary, Sean Geng, who hereby affirms and acknowledges, under penalty of perjury, that this Certificate is the act and deed of the Corporation and that the facts stated herein are true.

LEMONT INC

By /s/ Sean Geng

Sean Geng

Secretary